FEDERAL INSURANCE COMPANY

Endorsement/Rider No.	4

Bond No.	82183372

NAME OF ASSURED: KAYNE ANDERSON MIDSTREAM ENERGY FUND, INC.

REVISE ITEM 2. ENDORSEMENT

ITEM 2.	LIMITS OF LIABILITY--DEDUCTIBLE AMOUNTS:

If “Not Covered” is inserted below opposite any specified INSURING CLAUSE, such INSURING CLAUSE and any other reference shall be deemed to be deleted. There shall be no deductible applicable to any loss under INSURING CLAUSE 1. sustained by any Investment Company.

			SINGLE LOSS	DEDUCTIBLE
	INSURING CLAUSE		LIMIT OF LIABILITY	AMOUNT
	1.	Employee	$ 1,000,000	$ 0
	2.	On Premises	$ 1,000,000	$ 50,000
	3.	In Transit	$ 1,000,000	$ 50,000
	4.	Forgery or Alteration	$ 1,000,000	$ 50,000
	5.	Extended Forgery	$ 1,000,000	$ 50,000
	6.	Counterfeit Money	$ 1,000,000	$ 50,000
	7.	Threats to Person	$ 1,000,000	$ 50,000
	8.	Computer System	$ 1,000,000	$ 50,000
	9.	Voice Initiated Funds Transfer Instruction	$ 1,000,000	$ 50,000
	10.	Uncollectible Items of Deposit	$ 1,000,000	$ 50,000
	11.	Audit Expense	$ 75,000	$ 0

This Endorsement applies to loss discovered after 12:01 a.m. on June 8, 2011.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: June 10, 2011